EXHIBIT 11
                         PEPSICO, INC. AND SUBSIDIARIES
                   Computation of Net Income Per Share of Capital Stock

                    (in millions except per share amounts, unaudited)

                                                               12 Weeks Ended
                                                           3/21/98      3/22/97

Shares outstanding at beginning of period ...........        1,502        1,545

Weighted average of shares issued during
   the period for exercise of stock options..........            6            3

Weighted average shares repurchased..................          (12)          (4)
                                                            ------       ------
Average shares outstanding - Basic...................        1,496        1,544

Effect of dilutive securities
   Dilutive shares contingently issuable
    upon the exercise of stock options...............          162          153

   Shares assumed to have been purchased
    for treasury with assumed proceeds
     from the exercise of stock options..............         (119)        (114)
                                                            ------       ------

Average shares outstanding - Assuming dilution ......        1,539        1,583
                                                            ======       ======

Income from Continuing Operations ...................       $  377       $  318
Income from Discontinued Operations..................            -          109
                                                            ------       ------
Net Income ..........................................       $  377       $  427
                                                            ======       ======
Income per share - Basic
  Continuing Operations .............................       $ 0.25       $ 0.21
  Discontinued Operations............................            -         0.07
                                                            ------       ------
  Net Income ........................................       $ 0.25       $ 0.28
                                                            ======       ======

Income per share - Assuming dilution
  Continuing Operations .............................       $ 0.24       $ 0.20
  Discontinued Operations............................            -         0.07
                                                            ------       ------
  Net Income ........................................       $ 0.24       $ 0.27
                                                            ======       ======




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